Exhibit 5.1

July 22, 2022

Meta Materials Inc.

1 Research Drive

Dartmouth, Nova Scotia, Canada B2Y 4M9

Re:	Meta Materials, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Meta Materials Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, as filed with the United States Securities and Exchange Commission (the “Commission”) as of the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the offer and resale from time to time of up to 26,766,265 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which Shares may be sold by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”). The Shares offered by the Selling Stockholders include 4,461,044 restricted shares of Common Stock (the “Restricted Shares”) that are subject to certain vesting milestones as set forth in that certain Asset Purchase Agreement, dated as of June 16, 2022 (the “Agreement”), by and among the Company, Optodot Corporation, a Delaware corporation (“Seller”), and the Securityholders’ Representative (as defined therein), pursuant to which the Company acquired certain assets related to Seller’s business of developing patents, intellectual property and prototype devices and tools for the battery and other industries (the “Acquisition”).

We have examined, and relied upon the accuracy of factual matters contained in, as applicable, executed original or counterparts of the following documents: (a) the Restated Articles of Incorporation of the Company filed with the Nevada Secretary of State on June 24, 2021, as amended (the “Articles”); (b) the Company’s Amended and Restated Bylaws dated October 26, 2016; (c) the resolutions adopted by the Company’s board of directors authorizing, amongst other items, the approval of the Acquisition and the issuance and sale of the Shares (the “Resolutions”); and (d) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

Meta Materials Inc.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, subject to satisfaction of the vesting milestones for the Restricted Shares set forth in the Agreement, are validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP

Ballard Spahr LLP